EXHIBIT 23.2


                      Consent of KPMG Peat Marwick LLP
                      --------------------------------


   The Board of Directors
   AAR CORP.:

   We consent to incorporation by reference in the Registration Statement on Form S-3 of AAR CORP. of our report dated June 24, 1997, relating to the consolidated balance sheets of AAR CORP. as of May 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1997, which report appears in the May 31, 1997 annual report on Form 10-K of AAR CORP., and to the reference to our firm under the heading "Experts" in the Prospectus.



                                      /s/ KPMG PEAT MARWICK LLP
                                      -------------------------------
                                          KPMG Peat Marwick LLP

   Chicago, Illinois
   May 6, 1998